UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              FORM SB-2/A
                           (Amendment No. 3)

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     Cascade Sled Dog Adventures, Inc.
            -------------------------------------------------
            (Name of small business issuer in its charter)
               (Previously Novanet International, Inc.)

             Nevada                      7997                 91-2007330
   ------------------------   ----------------------------  ----------------
   State of jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or       Classification Code Number)  Identification No.)
       organization)

         199 Kent Drive, Toutle, Washington  98649  (360) 274-5276
         ---------------------------------------------------------
      (Address and telephone number of principal executive offices)

         199 Kent Drive, Toutle, Washington  98649  (360) 274-5276
         ---------------------------------------------------------
      (Address of principal place of business or intended principal place of business)

 Mr. Richard Barrows, Esq.,Wilson & Barrows 442 Court Street, Elko, NV  89801
                          (775) 738-7271
 ----------------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                              Copies To
                       Julian D. Jensen, Esq.
                     311 South State Suite 380
                      Salt Lake City, Ut 84111
                      Telephone (801) 531-6600

Approximate date of proposed sale to the public; as soon as possible after the effective date of this Registration.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule
4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.

If delivery of the prospectus is expected to be made pursuant to Rule
434, check the following box.[   ]  Not currently applicable.

                                1

Title of each       Dollar amount   Proposed      Proposed      Amount of
class of            to be           maximum       maximum       registration
securities          registered      offering      aggregate     fee
to be               to maximum      price per     offering.1    (Rounded)
registered                          share
------------------  -------------   -----------   -----------   -----------
Common voting       Max: $150,066   $0.10/share    $150,066       $40.00
stock, 1,500,658
to be registered,
$0.001 par.
---------------------------------------------------------------------------
     1  Determined pursuant to Rule 457(c) under the Securities Act of
1933, as amended, on the basis of no market price, but on the basis of the most current Private Offering price ($0.10/share), solely for the purpose of calculating the registration fee.

SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


                                2




                             PROSPECTUS


                   CASCADE SLED DOG ADVENTURES, INC.
            PREVIOUSLY KNOWN AS NOVANET INTERNATIONAL, INC.
                         A NEVADA CORPORATION
                            199 KENT DRIVE
                        TOUTLE, WASHINGTON 98649
                            (360) 274-5276

                   1,500,658 SHARES OF COMMON STOCK


Cascade Sled Dog Adventures, Inc. ("Cascade") is registering for the
selling  shareholders 1,500,658  shares of  common stock.   Cascade
will not receive any proceeds from the sale of shares by the selling stockholders.

Of the shares registered, officers, directors or other affiliates are registering for potential future sales a total of 668,158 shares, or approximately 45% of the shares being registered.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

The selling security holders may offer their shares at any price. We will pay all expenses of registering the securities. There is no current trading market.

Cascade is a development stage company with essentially no revenues or operating history.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION
WHETHER WE CAN CONTINUE AS A GOING CONCERN, OUR NEED TO RAISE CAPITAL, AND OUR HISTORY OF AN ACCUMULATED DEFICIT. SEE "RISK FACTORS," Page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




Date of this Prospectus:   August 1, 2001


                                3


                           TABLE OF CONTENTS

ITEM                                                                  PAGE
         Part  I  -  Prospectus  Information

 1.   Front Cover Page of Prospectus                                    3
 2.   Inside Front and Outside Back Cover Pages of Prospectus           1
 3.   Summary Information and Risk Factors                              5
 4.   Use of Proceeds                                                   9
 5.   Determination of Offering Price                                   9
 6.   Dilution                                                          9
 7.   Selling Security Holders                                          9
 8.   Plan of Distribution                                             10
 9.   Legal Proceedings                                                12
10.   Directors, Executive Officers, Promoters, and Control Persons    12
11.   Security Ownership of Certain Beneficial Owners and Management   14
12.   Description of Securities                                        14
13.   Interest of Experts and Counsel                                  15
14.   Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities                                  16
15.   Organization Within Last Five Years                              16
16.   Description of Business                                          16
17.   Plan of Operation                                                20
18.   Description of Property                                          22
19.   Certain Relationships and Related Transactions                   22
20.   Market for Common Equity and Related Stockholder Matters         23
21.   Executive Compensation                                           24
22.   Financial Statements                                             25
23.   Statement of Indemnity for Security Act Violations               25


         Part II - Information Not Required in Prospectus

24.   Indemnification of Directors and Officers                        26
25.   Other Expenses of Issuance and Distribution                      26
26.   Recent Sales of Unregistered Securities                          26
27.   Exhibit List                                                     26
28.   Undertakings                                                     27
29.   Signatures                                                       28


                                4



                        SUMMARY OF THE OFFERING

The Company:   Cascade Sled Dog Adventures, Inc.  was incorporated in
               Nevada on May 1, 1998 as Novanet International, Inc. Its name was changed on or about June 8, 2001 to more accurately reflect its current activities. In September, 1999, its founder, principal shareholder and Chief Executive Officer, Mr. Steven
               Madsen, transferred to Cascade all of his interest in a proprietorship engaged in developing and marketing of various sport dog's services and products, as more particularly described under the section on business. The present intended business activity will be organizing and conducting recreational dog sled tours on a seasonal basis in and around the Mt. St. Helens region of Washington state. In exchange for the transfer of cash, payment of expenses, purchase of assets, concepts, prototype products and product rights through December 31, 2000, Mr. Steven
               Madsen received 480,000 shares (32% of the currently issued
               1,500,658 shares) of the authorized Twenty-Five Million
               (25,000,000) common shares.  Cascade also has Five-Million
               (5,000,000) Class "A" preferred non-voting shares, none of which have been issued and which are not deemed to be relevant to this offering. Cascade completed in February, 2001 a Private
               Placement Offering of approximately $100,000, for which it issued
               1,000,658 shares. Prior to the Offering there were 500,000 shares outstanding. Cascade is currently registering all outstanding shares, 1,500,658. The company has a limited operating history and must be considered a start-up. Mr. Steve
               Madsen, the principal shareholder and officer, will participate part-time as a tour operator and general manager. He will also continue to practice law which may create certain conflicts and impose certain limitations to his participation. Other dog sled owners will participate on a contract basis. See sections on Business and Management.

The Offering:  On behalf of the owners of the company's outstanding shares,
               (the "Selling Stockholders"), the company is registering all of these shares. See "Selling Stockholders" on page 9.

Offering       The Selling Stockholders may sell all or part of the shares
Price of       of common stock registered hereby, from time to time in
the Shares:    amounts and on terms to be determined at the time of sale.
               See "Plan of Distribution" on page 10.

Trading Symbol The trading symbol for Cascade will be applied for when this
and Market:    registration statement has become effective.  At the present time such symbol or trading authorization has not been applied for and there is no public market for stock, nor any assurance that such a market may be developed in the future.

Summary        The following summary financial data should be read in
Financial      conjunction with the financial statements, including notes,
Data:          included elsewhere in this Prospectus. The operating data and the balance sheet data was derived from Cascade's audited financial statements included elsewhere in this Prospectus.
               The operating results for the three months ended March 31, 2001 and for the year ended December 31, 2000 do not necessarily indicate the results to be expected for any future period.

                                5


BALANCE SHEET DATA:                        March 31, 2001   December 31, 2000

Assets                                           $   57,550        $  70,960

Liabilities                                      $    1,120        $  73,877

Stockholders' Equity (Deficit:)
  Common Stock, Par value $.001
     Authorized 25,000,000 shares;
     Issued and outstanding ______ shares at
 December 31, 2000 and _______ shares at
  March 31, 2001                                 $   1,501        $      500

  Additional paid-in capital                     $ 144,791        $   73,949

  Accumulated Equity (Deficit)                   $ (89,862)       $  (77,366)

Total Stockholders' Equity (Deficit)             $  56,430        $   (2,917)

Total Liabilities and Stockholders'
 Equity (Deficit)                                $  57,550        $   70,960

STATEMENT OF OPERATIONS DATA:

                        For The Three           For The Years       Cumulative
                         Months Ended               Ended              Since
                           March 31,             December 31,        Inception
                     ----------------------  ----------------------   through
                        2001        2000        2000        1999      31, 2001
                     ----------  ----------  ----------  ----------  ---------
Revenues             $      100  $      400  $      400           -  $     500

Operating expenses:  $   12,596  $    1,903  $   34,123  $   36,527  $  88,585

Interest expense              -           -  $    1,777           -  $   1,777

Net Loss             $  (12,496) $   (1,903) $  (35,500) $  (36,527) $ (89,862)

Basic and Diluted    $    (0.01)          -  $    (0.08) $    (0.09)         -
Loss Per Common Share

                             RISK FACTORS

     The following constitutes what we believe to be the most significant risk factors in this offering. Further, no particular significance should be attached to the order in which the risk factors are listed:

     These statements are believed to be reasonable projections or forecasts of anticipated results, but cannot be warranted. To the extent not realized, projection may reflect an unduly optimistic forecast of the success of Cascade. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "will," "should" and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements. These forward-looking statements are

                                6

based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled "Risk Factors" as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

     1.   Lack Revenues/Operating Deficit.   There is a particular
risk of investment in this offering because we have not earned any significant revenues and have accumulated a substantial deficit during our start-up period. Cascade has generated almost no revenues to date and there is no assurance that any significant revenues or resulting net profits will ever be generated from its proposed activities. Even if significant revenues are realized, there are substantial accumulated deficits from its start-up activities which may indefinitely deter the company from obtaining profitability.

     2.   Going Concern Reservation.   If the company is unable to
continue as a viable business ("going concern"), there is a risk you
could lose your entire investment.   The auditors have expressed
substantial doubt as to whether Cascade may be able to continue as a going concern. See Audit Note 1 to the attached Financial Statements.

     3.   Limited Capital.    There remains a question of whether
there is sufficient capital to finance the start-up activities intended by Cascade. Cascade has raised a small amount of capital incident to a completed initial private placement offering. This capital has been substantially expended for start-up costs and initial operations. There remains $322 of working capital. Cascade anticipates operating costs of approximately $20,000 for the upcoming 2001-2002 operating season. The company does not have any guaranteed source of capital or revenues to pay these anticipated expenses. See section on "Liquidity" under Management Discussion and Analysis. As a result, there remains a legitimate question as to whether there will be sufficient capital, or whether sufficient capital can be raised by Cascade, to meet its planned business objectives.

     4.   Unproven and Novel Market.   You are investing in an
enterprise that is engaging in an unproven market with novel and unproven products and services. In this unique company we are attempting to start a recreational service business through dog sled excursions which has not had a historical background as a proven recreational activity. This means that the proposed activity may not be accepted and may prove to be commercially unprofitable. Moreover, the collateral products which are intended to be developed with future revenues or capital are limited to a narrow market of dog sport enthusiast and again may not ultimately prove to be profitable. Engaging in unproven markets and products constitutes a significant risk factor. See description of Business and Markets.

     5.   No Public Market.   At the present time there is no public
market for our shares and there is no assurance that any public market will be developed for these shares. The company does not have any trading markets for its shares and the mere completion of this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to develop a public trading market for the shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy. Even if a public market develops, there is no reasonable projection that can be made at what price the shares may trade.

                                7

     6.   Dilution.   Dilution is a concept which attempts to measure
the difference between what a prospective shareholder will pay for the Cascade shares as contrasted to the value of those shares measured by the net worth of the company. Substantial dilution is anticipated to purchasers of Cascade shares. This probable dilution means that the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than any arbitrary price which you
may pay for acquiring these shares at the time of purchase.   See
Dilution Section.

     7.   Future Sales by Affiliates.      In the future various
shares earlier issued to founders will be available for sale which may adversely impact the market price. You should understand that various shares earlier issued to management or founders of the company are also being registered and will be available for sale. These sales, if and when they occur, may have a substantial adverse impact on the market price of all shares should a public market subsequently develop, because of the large number of management shares. See Market for Common Equity and Related Stockholder Matters.

     8.   Management Affiliation.    There is a substantial risk to
Cascade and its shareholders if present management does not continue their affiliation. You should understand that because the intended products and services are very unique and keyed to a relatively narrow market group, there are few individuals with interests or expertise in the proposed activities of the company. Should Mr. Steven Madsen decide not to continue his affiliation, the company and its shareholders may be substantially and immediately adversely affected. Further, there is no management contract or long-term commitment from management to continue their affiliation with the company. Further, Mr. Steve Madsen will continue his full-time vocation as an attorney and will only be able to devote part-time to Cascade operations.

     9.  High Risk Activities.    The principal intended activity of
Cascade will be to conduct winter dogsled touring operations which may constitute a high risk/liability activity. This type of high adventure outdoor activity in extreme climates poses some additional risks to both employees or contractors as well as clients. You should understand that these activities should be considered as more than average risk activities and may pose potential liability risks to the company.

     10.  Nature of Penny Stock.    Almost certainly our stock, if a
trading market is established, will be a penny stock and subject to certain additional regulations in trading. The stock of the company if it successfully trades will almost certainly trade as a defined "low price" stock of an unseasoned business entity. As a result, the shares of Cascade will be subject to special regulations by the SEC known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling through a broker dealer. Some of these restrictions are more particularly described under Market for Common Equity and Related Stockholder Matters.

     11.   Lack of Management Experience.    Your management will have
very little experience in the operation of a public company. The current management of Cascade has limited experience in business activities and no experience in the management of a public company. You will be relying upon us to be able to manage a public company, complete the complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this Offering is successfully closed. Your management believes that such inexperience should be considered as a potential risk factor.

                                8


     12.  Limited Supplies and Equipment.      You should understand
there is a risk of insufficient supplies or equipment to complete intended business activities, because Cascade is engaging in new and novel enterprises. For example, there may at times be unavailable, or shortage of, dogsleds or dog teams or competent handlers to complete its intended business activities. Further, as to intended products of the company there may not be sufficient facilities to produce such product even if capital and funds are available for that purpose. It is almost certain that the company will require subsequent capital to sustain or expand its intended operations, even if initially successful. You need to understand that the future viability of the company will most likely depend on its ability to raise subsequent capital for operations and growth. There is no insurance that Cascade will be successful in any manner in raising subsequent capital for its operations.

      13. Limited Season. The success of Cascade may be subject to risk of weather not condusive to the proposed activity. Cascade will be substantially reliant upon sufficient snowfall and other weather conditions which are beyond its control. Adverse weather or lack of precipitation could be very detrimental to the success of Cascade. Cascade projects a typical operating season to extend from approximately November to May. Unfortunately, the winter of 2000-01 was the driest on record for Western Washington and the Weyerhaeuser permit area remained bare of snow for most of the winter severly limiting Cascade's dog sled activities.

                     FORWARD LOOKING INFORMATION

     Some of the statements we have made in this prospectus under the section entitled "Prospectus Summary." "Risk Factors," and "Business" constitute "forward-looking statements." These statements are believed to be reasonable projections or forecasts of anticipated results, but cannot be warranted.
To the extent not realized, projection may reflect an unduly optimistic forecast of the success of Cascade. The words "believe," "anticipate," "expect," "intend," "estimate," "plan," "may," "will," "should," and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements.

                            USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholders pursuant to this offering. Accordingly, there is no description of proceeds.

                    DETERMINATION OF OFFERING PRICE

     We will not make any determination of the offering price. The holders of the securities will be able to determine the price at which they sell their securities should there develop a market.

                               DILUTION

     Since we are not offering registered shares at a specific price we are unable to calculate dilution as it relates to any subsequent sale of these securities. However, as earlier indicated under Risk Factors, each shareholders buying or selling shares may be paying more for such shares than the shares value measured by the net worth of Cascade per share. The net worth per share can be found in the financial statements. This difference is called dilution. Each purchaser will most likely incur some dilution in the value of their shares after purchase from the price which they pay for those shares due to the operating losses and increased accumulated deficits suffered by us since our inception. Since the trading price of shares, if any, is not presently known, no actual calculations of dilution can be made.

                          SELLING SECURITY HOLDERS

     The following securities are being registered by the selling security holders named below. The table assumes that all of the securities will be sold after this registration statement has been declared effective. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon the effective date of this registration statement. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities. Further, there will be some restrictions on the sale of shares by the directors, as control persons, listed below:

                                9


     Investor Name                              Number of Shares
     -------------                              ----------------
1.   Reid Anderson                                      1,000
2.   Sherie Anderson                                  100,000
3.   Richard & Connie Andrews                           1,000
4.   Don Baird - Director                              10,000
5.   Don Brown                                          1,000
6.   Davina A.Brunatti                                  1,000
7.   Doris Brunatti                                    50,000
8.   Marjo Burdette                                     1,000
9.   Kevin L. & Susan T. Card                           1,000
10.  Leanna C. Carlson                                  1,000
11.  Shaunna Carlson                                   37,000
12.  Don G. Cowley                                      1,000
13.  Margaret L. Neeley Davis                           1,000
14.  Elizabeth Dawson                                   1,000
15.  Lynette M. Dickerson                               1,000
16.  Dorthy G. Harrell                                  1,000
17.  Miriam Ann Harrell                               140,000
18.  Roger C. Herron                                   50,000
19.  Nikki Koller                                       1,000
20.  Andrew Limpert                                     1,500
1.   21.  Kent Mackay                                  50,000
22.  Boyd Madsen                                       50,000
23.  Damon Madsen                                      50,000
24.  Dennis Madsen-Director                           178,158
25.  Steve Madsen- Director                           480,000
26.  Charles K. McHenry                                 1,000
27.  Howard Reeve                                     100,000
28.  Rodney Rowley                                      1,000
29.  Vicke Sorensen                                     1,000
30.  Gregory H. Stringham                              50,000
31.  Rebeca Stucki                                      1,000
32.  Bonnie Leigh Taylor                                1,000
33.  Diane Taylor                                       1,000
34.  Philip P. Taylor                                 135,000


                         PLAN OF DISTRIBUTION

          The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders.
The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

     We, as management, have indicated that with the effective date of this registration we will attempt through one or more broker/dealers, not yet designed, to obtain a listing of the stock on the National Association of Securities Dealers' Electronic Bulletin Board and a trading symbol for Cascade. This effort will be made through a Utah broker/dealer, though no warranty or assurance of success is made or implied.

                                10


     Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of
our  corporation.   For  instance,  an  illegal distribution may occur
if any of the selling security holders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

          In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities
Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

          The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledge in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

          In addition to the above, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange
Act  of  1934;   including,   without limitation,  Regulation  M,
which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

          There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

          All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders. Such fees and expenses are estimated to cost $30,000.

        Should any substantial change occur regarding the status or other matters concerning the selling security holders, we will file a Rule 424(b) Prospectus Supplement disclosing such matters.

                                11



                           LEGAL PROCEEDINGS

         We are not aware of any pending or threatened legal proceedings or claims, in which we are involved.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS


    NAME                      POSITION             CURRENT TERM OF OFFICE


Steven B. Madsen, Esq.      Director, CEO/       Appointed Director in
                            President/           Organizational Minutes -
                            Chairman of the      May,1998. Will serve as
                            Board                director until first annual
                                                 meeting, not yet set. Will
                                                 serve as an officer without
                                                 term pursuant to leave of
                                                 the Board of Directors.

Dr. Donald H. Baird         Director/Secretary   Appointed Director in
                                                 Organizational Minutes -
                                                 May,  1998. Will serve as
                                                 Director until  first
                                                 annual meeting, not yet set.
                                                 Will service as an officer
                                                 without term pursuant to
                                                 leave of the Board of
                                                 Directors.

Dennis G. Madsen*                                Director/Treasurer Appointed
                                                 Director in Organizational
                                                 Minutes - May, 1998. Will
                                                 serve as Director until first
                                                 annual meeting, not yet set.
                                                 Will service as an officer
                                                 without term pursuant to
                                                 leave of the Board of
                                                 Directors.


*  Dennis G. Madsen is the natural father of Steven B. Madsen.   There
are no other familial relationships or appointments related to the officers or directors of this corporation.


STEVEN B. MADSEN - DIRECTOR , CEO/PRESIDENT, CHAIRMAN OF THE BOARD
Age: 36

     Mr. Steven B. Madsen serves the company on a part-time basis as its President, Chief Executive Officer and Chairman of the Board. Mr. Steven B. Madsen was the original founder of the predecessor businesses, previously discussed, which have been transferred into the company. Mr. Madsen owns the law firm of Land Use Services of Southwest Washington in Toutle, Washington. Mr. Madsen will continue his full-time practice of law, but believes he can devote such time and efforts as reasonably necessary to the start up affairs of the company. Mr. Steven Madsen has been practicing attorney for the past five years. He graduated from the University of Peuget Sound Law School in May, 1994. His practice primarily emphasizes real estate and construction law concerns and issues. Mr. Steven Madsen has limited prior experience in serving as an executive officer in a business corporation and has been affiliated with the following small corporations: Jewel Management Corp. Mr. Madsen does not have any direct experience in the management of a public entity.

                                12


DENNIS G. MADSEN - DIRECTOR, TREASURER
Age: 58

     Mr. Dennis G. Madsen will serve the company on a part-time basis as its Treasurer and as a Director. Mr. Madsen has been engaged over the past five years independently as an initial organizer of various ventures and finder of suitable financing candidates for merger, acquisition or public or private financing for various concepts or start up business entities. Mr. Madsen will continue with such individual business consulting work, but believes that he can devote substantial time to the start up of this enterprise, though it is anticipated he will work only on a part-time basis. Mr. Madsen resides in Salt Lake City, Utah. Mr. Madsen obtained a B.S. degree from the University of Utah in Biology in 1967. While Mr. Madsen has fairly extensive experience as a consultant working with small public companies, he does not have any actual experience as a manager or officer in a public company.

DR. DONALD H. BAIRD - DIRECTOR, SECRETARY
Age: 58

     Dr. Donald H. Baird is a doctor of divinity having obtained a
degree from San Francisco Theological Seminary in 1988.   Dr. Baird
has an MBA degree from the University of Utah in 1995. Dr. Baird is an ordained and licensed Minister and serves as pastor and head of staff in the Fremont Presbyterian Church and devotes full-time to such efforts. He has served in the ministry since 1964. Dr. Baird believes that he will be able to act as a part-time Officer and Director in the company during its start up phases. Dr. Baird has miscellaneous investment experience over the past five years in start up business entities, but has not acted as a director or officer in any type of business corporation to the date of this offering.

REMUNERATION OF DIRECTORS & OFFICERS

     No director will be provided remuneration for service in that capacity, but may be paid a stipend for attending meetings as future revenues may permit. President Steven B. Madsen has previously accrued "compensation" for six months at a rate of $3,000 per month ($18,000) for marketing and managerial services provided to the company. This remuneration was paid to Mr. Madsen by the company from proceeds of the private placement offering and from proceeds of loans converted to equity in the private placement offering. In addition, he has received $4,000 in salary from private placement proceeds, for a total of $22,000.

     Further, it is anticipated that the company will continue to employ Mr. Steven B. Madsen, along with two other employees at a "piece rate" of $75 per half day tour for conducting dog sled tours. In addition, the company earlier agreed to pay Mr. Madsen an additional $1,000 per month as a "managerial" wage for every month the tour business is in actual operation (anticipated to be November through April) from initial offering proceeds for a period up to six months. Mr. Baird and Mr. Dennis Madsen have served to date on an as needed basis without any compensation.

     The following tables set forth the ownership, as of January 1, 2001, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.


                                13


SHARES HELD BY MANAGEMENT AND CERTAIN SECURITY HOLDERS:

Tile of Class     Name and         Amount owned   Amount of    Percent
                  Address of       before the     Shares       of Class
                  Owner            Private        owned after  of
                                   Placement      Offering     Common
                                   Offering
---------------------------------------------------------------------------

Common          Steven B. Madsen      480,000      480,000         32%
Stock           199 Kent Drive
                Toutle, Washington
                98649

Common          Dennis G. Madsen       10,000      178,158         12%
Stock           7828 S. 2500 E.
                Salt Lake City, UT
                84121

Common         Donald H. Baird         10,000       10,000       0.67%
Stock          561 Paco Way
               Sacramento, CA
               95819


     Changes In Control. There are currently no arrangements which
would result  in a change in our control.   Cascade has no warrants,
options or other stock rights presently authorized.

                       DESCRIPTION OF SECURITIES

            The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

         We are authorized to issue 25,000,000 shares of common stock with a par value of $.001 per share. As of March 31, 2001, there were 1,500,658 shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable. 500,000 shares of Cascade's Common Stock (the "Common Stock") were issued when the company was originally formed in 1998; and 1,000,658 shares were issued in a Private Placement Offering closing in February 2001. There is a class of preferred shares, none of which have been issued, which are believed to have no affect on the securities being registered.

VOTING RIGHTS

          Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

                                14


DIVIDEND POLICY

          All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

MISCELLANEOUS RIGHTS AND PROVISIONS

          Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

SHARES  ELIGIBLE  FOR  FUTURE  SALE

       The 1,500,068 shares of common stock registered by this statement will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which may be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

          In general under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her registered shares may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale,
notice requirements,   and  availability  of  current  public
information  about  us.

        Nonaffiliates who have held their restricted shares for one year may be able to sell under the foregoing conditions.
Nonaffiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

        Further,  Rule  144A as  currently  in  effect,  in
general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to
sell  their  shares  of  common  stock  to  such   institutions  and
registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

                    INTEREST OF EXPERTS AND COUNSEL

          Our Nevada counsel, Wilson & Barrows, have passed upon the legal status of the company and our capacity to engage in this Registration. The firm has no interest in Cascade.

                                15

Accounting Experts

          The balance sheet as of December 31, 2000, and the statements of operations, stockholders' equity(deficit), and cash flows for the years ended December 31, 2000 and 1999 and for the period from May 1, 1998 (date of inception) through December 31, 2000, have been included in this prospectus in reliance on the report of Hansen, Barnett and Maxwell, Salt Lake City, Utah, independent certified public accountants, dated March 11, 2001 given on the authority of that firm as experts in accounting and auditing.

                 DISCLOSURE OF COMMISSION POSITION ON
             INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we may, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

              ORGANIZATION OF COMPANY IN LAST FIVE YEARS

     As previously indicated, Cascade Sled Dog Adventures, Inc. was incorporated in Nevada on May 1, 1998 as Novanet International, Inc. with its current name adopted in May 2001 to more accurately reflect its business activities. Essentially its first year of organization was devoted to start-up matters and there was no active business conducted. It was not until September, 1999 that its founder and principal shareholder, Mr. Steve Madsen, transferred to Cascade all of his interest in various proprietary equipment and concepts related to dog sport activities as previously described in this Prospectus.
     From 1999 to the present, Cascade has principally been engaged in attempting to complete private placement funding for its activities. An initial private placement offering was concluded in February 2001 from which the company received approximately $55,000 in cash and the conversion of prior loans to the company for operational purposes. Loans were converted to equity in the amount of approximately $45,000. For these subscriptions there was issued 992,500 shares. In addition, 8,158 shares were issued as payment for offering expenses incurred in the company's behalf by an officer, bringing the total shares issued in the private placement to 1,000,658. At no time has the company engaged in any merger, reorganization or stock split. A description of the company's organization is contained under the heading on Description of Business and also Description of Securities.

                        DESCRIPTION OF BUSINESS

     After Cascade was incorporated in Nevada in 1998, its founder, principal shareholder and Chief Executive Officer, Mr. Steven B. Madsen, transferred to Cascade all of his interest in a proprietorship engaged in developing and marketing various sport dog's services and products, as more particularly described in this section. The company has operated under the unregistered trade name of Dogsport Enterprises until its name change. In exchange for the transfer of these concepts, prototype products, cash, payment of expenses, purchase of assets, as well as his entrepreneurial and managerial efforts to complete the development of these business enterprises through December 31, 2000,

                                16


Mr. Steven Madsen received 480,000 shares (32% of the currently issued shares). The company also has 5,000,000 Class "A" preferred non-voting shares, none of which have been issued and which are not deemed to be relevant to this offering.

     The products, services and concepts transferred by Mr. Madsen are in an early development stage and are more particularly described as follows:

DESCRIPTION OF CURRENT PRODUCTS AND SERVICES - DOG  SLED TOURS

     For several years, Mr. Madsen, acting as a sole proprietor, has subcontracted with another tour company engaged in the business of providing sled dog tours in the Cascade Mountains of Western Washington. In July of 1999, Mr. Madsen applied for a permit with the United States Forest Service (USFS) to conduct similar tours near Mt. St. Helens in southwest Washington State. However, the only area for which the USFS would issue a permit was in a too remote location to be economically viable. Due to the proximity to the Mt. St. Helens tourist attraction, it is believed, though not determined, there exists a reasonable recreational market for people wishing to go on dog sled tours and rides in this area during the winter months.

     In September of 2000, Cascade secured a direct permit with the Weyerhaeuser Corporation ("Weyerhaeuser") to conduct sled dog tour operations on private company property near the Coldwater Lake Visitor Center along Spirit Lake Memorial Highway in the Mt. St. Helens area of Washington State. Unfortunately, the winter of 2000-01 was the driest on record for Western Washington and the Weyerhaeuser permit area remained bare of snow for most of the winter severely limiting Cascade's dog sled activities. Correspondence with Weyerhaeuser indicates the possibility of expanding the permit area next season to include higher elevations where the snow is less vulnerable to seasonal anomalies.

     In November of 2000, Cascade entered into an oral agreement with "Mt. Hood Sled Dog Tours" (MHSDT) (a sole proprietorship operated by Greg Lawler of Welches, Oregon) to cooperatively operate tours at the Mt. St. Helens location as well as at locations near Mt. Hood, Oregon at the election of Cascade. MHSDT currently holds a permit with the USFS to conduct sled dog tours in the Frog Lake Snow Park area of Mt. Hood, a major winter recreation destination. MHSDT also holds contracts with two major downhill ski facilities on Mt. Hood to provide short rides at their facilities. In addition, MHSDT's operation includes two mushers and thirty dogs. Cascade and MHSDT are currently in the process of formalizing operational agreements for the 2001-02 snow season.

     At one point, Cascade entered into negotiations with Mt. St. Helens Tours, Inc., a well-established tourist concessionaire servicing the Weyerhaeuser properties destination on one of two main state highways accessing the nearby Mt. St. Helens National Monument to jointly operate tours. It operates under the "Eco-Park" name, and attracts hundreds of people annually (mostly in summer and fall) to
its restaurant, RV park, and cabins.   During the summer it holds the
"Logger Dinner Show" each weekend. It also operates a "tent and breakfast" operation entertaining overnight guests in large canvas tents on the shores of pristine alpine lakes in the Mt. St. Helens area. These negotiations, however, have not amounted to any firm commitments to date.

     For the foreseeable future, it is anticipated Cascade will continue to operate its touring activities solely and exclusively on the private lands administered by Weyerhaeuser in the Mt. St. Helen's area. Cascade also continues an informal relationship whereby it may wish to contract with MHSDT for additional dog sled tour operations in permit areas held by MHSDT.

                                17

     At Mt. St. Helens, Cascade will provide up to four guided dogsled tours per day, seven days per week, near the Mt. St. Helens National Monument during the winter recreational season. Tours cost $100 for the first individual with $50 for each person thereafter up to three people per tour. Operations will be conducted between approximately November 1 and May 1, conditions permitting, on Weyerhaeuser property. Various other recreational activities, such as camping, cookouts, and festivals are held on the Weyerhaeuser properties during the winter months which should serve as an attraction.

Since September of 1999, Cascade has become an active member of the Mt. St. Helens Business Association. Mr. Steve Madsen was invited to bring his sled dogs to Hofstadt Bluffs on May 18, 2000. This was the site of the 20th anniversary celebration of the eruption on Mr. St. Helens, and Cascade received substantial local and national media coverage. Cascade has marketed its tours in the local area with media ads, parade and personal appearances, and donated tours to several well-known charities such as the Shriner's Children's Orthopedic Hospitals, Rotary, Kiwanis, and the Humane Society.

Cascade conducted limited dog sled tours during the Winter Season of 2000-2001 under contract with MHSDT. Some of the loan funds repaid from the Private Placement Offering were employed to pay initial operating costs for this purpose. Only minimal revenues of approximately $400 have been generated to date by these activities.

Cascade has initially budgeted the cost of start-up operations for the dog sled tours for the initial recreational year of November, 2001 through approximately May of 2002 at $20,000. These funds would include expenditures for dog care and maintenance, advertising, equipment maintenance, transportation and other promotions. It is anticipated that the company will use its portable cargo trailer as its headquarters for its ticketing and assembly site for those engaging in the dog sled tours.

Cascade does not anticipate any significant additional capital costs to initiate the first year full operations as it has obtained from Mr. Madsen, as part of the transfer of assets to the corporation and limited purchases, vehicles, dog sleds and sufficient dogs to operate up to four sled dog sled dog tours per day. Additionally, should additional sled teams be needed, Mr. Madsen has made tentative arrangements with other dog sled owner/operators, including MHSDT, so that up to an additional four teams could be placed into service on a
temporary basis, if required.   However, the company does not
presently intend to operate more than the original four dog sled teams on the Weyerhaeuser properties. Mr. Madsen can solely operate two tours per day. An additional tour guide will be required for more than two tours per day. Mr. Madsen has tentatively arranged to employ local labor at a piece rate of $75 per half day tour.

Another potential revenue source for Cascade is through promotional sponsorships associated with its racing activities. Cascade sled dog teams compete in a variety of organized races throughout the Western United States each year. Cascade is currently exploring the opportunities for commercial racing sponsorships from dog food and equipment manufacturers, clothing outfitters, etc., and believes this may be a viable, if speculative, opportunity for additional income.

The company does not have any present resources to pay the anticipated initial $20,000 of start-up operational costs for the first season. However, Mr. Madsen is reasonably confident that such funds will be raised both this summer through advances for dog sled promotional fees and through its operations next season. Further, Mr. Madsen has assured the company that he will advance these estimated operating costs of up to $20,000 from his own resources as a loan to the company should it be necessary to initiate operations.

     Mr. Steven Madsen practices law in Washington State and owns a small niche firm consulting on local real estate development and permitting matters, but has arranged his practice to have what he deems sufficient time to organize and coordinate the dog sled tours and act as one of the owners/operators. However, the fact that Mr. Madsen will only be able to devote part-time to the operations and the lack of any other full-time principal officer constitutes a risk factor as to the viability of the enterprise.

                                18

     At present there are a number of sled dog tour operations in Washington and Oregon, but none operating in the Mt. Hood or Mt. St. Helens areas other than Cascade and MHSDT. However, due to the reasonable ease of access into this market, it is possible that there may arise other competitors providing this service, particularly if Cascade proves successful in its initial operations. It should be noted, however, that the right to conduct these dog sled tours on the present Weyerhaeuser properties and the permitted Forest Service properties are exclusive use permits to Cascade and MHSDT.

ESTIMATED AMOUNT SPENT ON PRODUCTS AND SERVICES

     During the past two years cash expenditures for operations have been approximately $66,250.

     With the exception of the approximate $1,000 in cash and $21,000 in loans subsequently converted to common stock in 2001 as contributed by Dennis G. Madsen, and Private Placement Proceeds of $100,000, all of the monies raised to date by Cascade have been contributed personally by Steven Madsen who has received shares in the company, as outlined above, for the transfer of cash, payment of expenses, purchase of assets, and services. During the original partial operational year in 2001, Cascade expended approximately $70,000 of Private Placement proceeds to pay for operations, including direct sled dog related expenses. Mr. Steve Madsen has additionally loaned the company $1,100 in cash during this period for which he has not been repaid.

NUMBER OF PERSONS EMPLOYED

     At present, all the developmental efforts in the company's operations have been supplied exclusively by Mr. Steven Madsen. Mr. Madsen independently maintains employment as a Attorney at Law in the Southwest, Washington area unrelated to his participation on a part-time basis with the company.

     It is anticipated that the company will employ at least one additional individual for the 2001-02 season and contract with independent dogsled excursion operators including MHSDT as described above.

ENVIRONMENTAL COMPLIANCE

     It is not anticipated that the general products or services contemplated by Cascade will have significant environmental compliance requirements or regulations. It is anticipated that any required permits for dogsled tours will necessarily impose certain specific environmental requirements and guidelines to the operation of the dog sled touring, which would include such matters as waste disposal, non-contamination of public waters and related regulation for touring rights on Weyerhaeuser lands or public lands, as well as regulations pertaining to any physical concession allowed on Weyerhaeuser lands for purposes operating the dog sled tours.

SPECIAL CHARACTERISTICS AND RISK FACTORS

     This enterprise has a very limited market sector. Moreover, the enterprise may substantially rely upon the continued affiliation and participation of Mr. Steven Madsen in the company. Each investor must consider these factors as creating risks in this offering.

     As noted previously, the industry is seasonal in nature and it is anticipated that dog sled tours

                                19


would probably only be available from late November through mid April of most years in the targeted geographic region.

OTHER ASSETS AND CONCEPTS TRANSFERRED

     Mr. Steve Madsen has also contributed to the company other assets or concepts in various stages of development as part of his initial capital contribution. Since these transfers are largely intangible assets or concepts in the development stage, no valuation has been made on the initial balance sheet of the company to reflect the intangibles. Moreover, no proceeds of the Private Placement offering is intended for the development of these products or concepts, at the present time. No projection can be made at this time when or if such concepts may be developed by the company.

     The concepts transferred are briefly described below:

          (A) Dog Transport. A proto-type device used to transport active outdoor dogs, and designed primarily to fit in the back of pick-up trucks, and having unique lashing devices.

          (B) Sports Dog Magazine. A development stage concept to launch a Sports Dog magazine targeted to owners of dogs engaged in field sports such as bird dogs, tracking dogs, and sled dogs. No development of this concept has been undertaken by the company, though it is anticipated that if the concept is subsequently developed, it would be an online or "e-line' magazine.

         (C) Gaitway System. A proto-type treadmill type device to measure a dog's gait, stamina, and overall health and performance in a lab setting.

                           PLAN OF OPERATION

     All of the Private Placement proceeds were expended to pay for offering costs and initial operations as reflected in the financial statements. If Cascade is not able to obtain sufficient revenues or other cash flows to cover current and future operating expenses, the company may not be able to continue with its intended business activities. Each prospective shareholder should consider the relative short operational period. Further, there is no assurance that sufficient revenues will be generated to continue the business activities of the company. In addition, the Company's next seasonal operations are not anticipated to begin until November 2001. If Cascade has not obtained sufficient revenues as discussed above to continue operation of the business, no alternative financing plan has been developed and the shareholders may be at risk that the company will cease operations and that they will not realize any return on investment at any time.

     Cascade does not have any independent engineering, management, marketing or similar reports upon which to project its costs revenues or potential profits.

     Cascade does not believe that it has sufficient production or business activities to date to make any type of analysis or projection as to various anticipated revenues or any income which may be received from its dog sled tours or potential development of products. It is anticipated that this information will be developed and reported as part of its ongoing reporting requirements as an anticipated public company when such data is available.

     Total monthly costs of operation of the physical facilities including rents and all other utilities and office expenses are estimated to be approximately $1,000 per month at the present time. This figure includes monthly care and maintenance of the dog teams throughout the year.

                                20

REVENUES

     Cascade had negligible revenues during the winter dogsled season of 2000-2001 in the approximate amount of $400. From this initial operation of the dogsled tour operations, it is not reasonable or possible, at the present time, to extrapolate or project future revenues if any for the next dogsled season commencing in the fall of 2001 and continuing into the spring of 2002. Cascade does not anticipate during its initial year of complete operations in 2001-2002 to engage in any sale or to obtain development revenues from the other products transferred to the company.

     As a reporting company the revenues and any net income derived from revenues will be reported on a quarterly basis as part of the 10-QSB reports for Cascade.

EXPENSES OF RESEARCH AND DEVELOPMENT

         Cascade gained from Mr. Steven Madsen, as part of its initial stock issuance, some research and development concepts and prototype products such as the dog transport and gaitway system, as previously described. Mr. Madsen has also done some development stage work on the concept of a sports dog magazine, as well as all the initial licencing for the dogsled tours. It has been estimated Mr. Madsen's personal contribution of cash and equipment to these development efforts was approximately $73,000. There is no capital remaining in Cascade for any further development of research and development concepts or products. Further, no assurance or warranty is made or implied that any further research and development funds for these or other concepts will ever by available to Cascade.

GENERAL AND ADMINISTRATIVE COSTS

     The administrative and start-up costs of the company from its first active year of operation, calender year 2000, is more particularly set-out in the attached Financial Statement and notes thereto. In summary of that information and not in substitution for the more detailed information contained in that section, Cascade indicates there were expenditures in the calender year 2000 and the first quarter of 2001 of approximately $46,000 to pay for operational costs of the initial dogsled touring activities. These amounts include only the initial period of operation in the last quarter of 2000 and first quarter of 2001.

LIQUIDITY AND CAPITAL RESOURCES

     Cascade is marginally capitalized to continue its present operations. It is estimated that the present working capital of $322 will be substantially used to pay costs related to continuing the company until the next dog sled season in the Fall of 2001. It is intended that most of the funds will be paid for standard operating and overhead expenditures such as permits, concession leases and retaining equipment drivers and facilities to continue the dog touring operations. Cascade does not have sufficient working capital to continue its dogsled touring operations for the entire 2001-2002 season. It estimates these costs at $20,000. There certainly will not be any further capital available for the development or marketing for any of the other concepts and products transferred to the company and any development of the other products and concepts will be fully dependent upon additional financing or revenues.

     Cascade does not have any certain sources for the estimated $20,000 in operational costs for the 2001-2002 season and no assertion or warranty that additional capital can be raised can be given at this time. However, Cascade believes these funds may be raised by promotional advances from potential commercial sponsors for the dog sled teams or loans from its principal shareholder, Mr. Steven Madsen.

                                21

     Cascade's start-up operations used $30,973 in cash during the year ended December 31, 2000 and $14,917 for the three months ending March 31, 2001. Cash required during 2000 was generated primarily from borrowings in the amount of $46,100 and cash required during the first quarter of 2001 was primarily from the Private Placement Offering. The company used $17,267 in the year 2000 and $8,631 for the quarter ending March 31, 2001 to purchase equipment, which expenditures are not intended to be recurring.

USE OF PROCEEDS OF PRIVATE PLACEMENT

     In February 2001, Cascade closed its initial public funding conducted as a private placement of its securities. In that private placement it sold 1,000,658 shares at approximately $0.10 share. Approximately $55,000 of this amount constituted new cash consideration and $45,000 represented conversion of prior operating loans to Cascade for stock. Of the $55,000 in new cash proceeds and $45,000 in loan conversations, Cascade expended the funds as follows:

     (1)  $30,000 for attorney and accounting fees.
     (2)  $6,000 in remaining deferred compensation to Steve B. Madsen.
     (3) $2,000 in monthly wages for Steven B. Madsen for February and January, 2001.
     (4)  $62,000 for equipment and operations.

RESEARCH AND DEVELOPMENT

      During the years ended December 31, 2000 and the three months ended March 31, 2001, Cascade made no expenditures for research and development.

                        DESCRIPTION OF PROPERTY

     The company currently has a small storage office located at 1035-A Vandercook Way STE B. Longview, Washington, 98632. This roughly 200 square foot space is excess to Steven Madsen's law practice and is currently provided at no direct cost to Cascade; however, it's use is paid for through the operating expenses reimbursed to Mr. Madsen for physical facilities, as discussed below. Mr. Madsen has transferred the operations and interest in his kennel building and exercise yards totaling approximately 6,000 square feet and located at 199 Kent Drive, Toutle, Washington, to Cascade as a contribution to capital recorded at a value of $43,694.

     Total monthly cost of operation of the physical facilities including rents and all other utilities and office expenses are estimated to be approximately $1,000 per month at the present time. This figure includes monthly care and maintenance of the dog teams throughout the year.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 .       As previously disclosed, Mr. Steven B. Madsen has transferred all of his right title and interest in start up business products, services, concepts, assets and cash to Cascade for 480,000 shares of common stock. In addition, Mr. Steven B. Madsen transferred a van to Cascade for $4,000, which is estimated at it's fair market value as of the date of the sale. It should be understood, by each prospective investor, that such transfer of assets, tangible and intangible, for stock did not involve an "arms-length" transaction and while approved by the other two members of the Board of Directors cannot be considered an arms-length transaction because of the relationship of Mr. Dennis Madsen to Mr. Steven Madsen as his father, and because Mr. Baird has been affiliated in prior business dealings with both Madsens. While the Board determined, in their opinion, that such transfer was fair, reasonable and adequate, and further

                                22

constituted the only proposal received for engaging in an active business purposes by the company since its formation, each shareholder should consider that the valuation of the assets transferred was not derived through an independent process and should be considered an arbitrary issuance of stock for assets. The valuation of those original business assets and concepts, whether tangible or intangible, are as set out in the attached financial statements. Further, Cascade has and will in the future be required to engage in contractual relationships with Mr. Steve Madsen to implement its continuing business purposes such as salary and stock rights, although no such agreements or commitments currently exist or have been contemplated.

 .       Mr. Dennis G. Madsen has contributed $1,000 to Cascade for the initial issuance of the 10,000 shares of stock, and subsequently loaned $10,000 also converted to 150,000 shares. Mr. Dennis G. Madsen also acquired approximately 18,158 shares for miscellaneous loans and advances. The number of shares issued to Mr. Madsen was determined by the other two board members, but again cannot be considered as a fully independent arms length transaction due to the familial relationship between Mr. Dennis G. Madsen and Steven B. Madsen, as well as the long association between Mr. Dennis G. Madsen and Mr. Baird in other business ventures. The Board did make a determination of reasonableness of such funds through shares issued on the basis of approximately $0.10 per share for this initial capitalization. It is not anticipated the company will have further contractual or business relationships with Mr. Dennis G. Madsen independent of his duties and services as an officer/director of the corporation.

 .       Mr. Donald H. Baird received his initial shares,
10,000, for services to the company. The number of shares issued was determined by the other Board members and may not be considered an arms length transaction. These shares issued were also valued at $0.10 per share.


 .       Mr. Steve B. Madsen has previously disclosed and discussed with Mr. Dennis G. Madsen and Mr. Donald Baird his commitment to provide dog sled teams and equipment for the initial touring operation and arrangements with team owners for the availability of dog sled teams and equipment for the proposed dog sled touring. It must be considered that such arrangements to make available dog sled teams and equipment would not constitute an arms length transaction with Cascade in most instances where supplied directly by Mr. Steven B. Madsen. It is also anticipated that Mr. Steven B. Madsen may request and solicit such participation by other sled owners which would also not constitute arms length transactions, as may be negotiated.

 .       The company is not aware of any further transactions which would require disclosure under this section by the company and any affiliated party.

       MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

          Our common stock is not traded on any exchange. We plan to eventually seek listing on the NASD sponsored electronic bulletin board OTCBB, once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

PENNY STOCK CONSIDERATIONS

          Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny

                                23

stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, as well as monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

          These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

HOLDERS

          As of March 31, 2001, there are 34 holders of record of our common stock.

DIVIDENDS

          We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                        EXECUTIVE COMPENSATION

HOURLY COMPENSATION, LONG TERM COMPENSATION


Name and               Year  Salary1  Bonus   Other     Restricted   Securities   LTIP    Other
Principal                                    Annual        Stock     Underlying  Payouts
Position                                     Compenstion  Awards(s)   Options
-------------------   -----  -------  -----  -----------  ---------  ----------  -------  -----

Mr. Steven B. Madsen   2000  $14,000    0       0           0            0          0       0
 President
Dr. Donald H. Baird,   2000        0    0       0           0            0          0       0
Secretary
Mr. Dennis G. Madsen   2000        0    0       0           0            0          0       0
Treasurer


     To date, directors have not been paid any compensation for attendance at Board of Directors meetings. It is anticipated that as soon as revenues would justify such expenditure, Directors will be paid a per diem payment of $500 for attending each Board of Directors meetings.

      1 To date no officer of Cascade has been paid any compensation, except that Mr. Steven Madsen has accrued $18,000 of deferred compensation in 1999 of which $12,000 plus and additional $2,000 of current compensation was paid in 2000. Mr. Madsen has been paid an additional $8,000 in 2001, or total compensation to date of $22,000.

      Mr. Madsen has agreed to continue to serve Cascade by being paid a per diem amount of $75 per half-day tour for providing actual dogsled services to the company for its dog touring operations. It is anticipated that as soon as revenues would justify, the company would

                                24


 authorize a regular salary for Mr. Madsen, though no projection as to when such date may occur or the amount of such salary which may be paid to him by the Board of Directors based upon anticipated revenues has been made. It is not anticipated that Cascade will have any other compensated officers that would pay contract parties on an hourly or daily basis for providing teams for the touring operations. Cascade has no other officers working on a full or part-time basis at this time. The secretary and treasurer provide services on an as needed basis upon representation that compensation for their future services may be paid as revenues permit.

                     FINANCIAL SUMMARY STATEMENTS

     You should read carefully all the information in this prospectus, including the financial statements and their explanatory notes as attached.

          STATEMENT OF INDEMNITY FOR SECURITY ACT VIOLATIONS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against policy as expressed in the Act and is, therefore, unenforceable.

     The company provides standard indemnifications from liabilities for its officers and directors pursuant to its Bylaws. Other indemnities may be claimed under Nevada law.


                                25


                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 24.  Indemnification of Officers & Directors.   Cascade
indicates that it has normal and customary indemnification provisions under its By-laws and Articles of Incorporation, as well as those generally provided by Nevada law. It is believed these provisions would indemnify all officers and directors from any good faith mistake or omission in the performance of his or her duties including cost of defense. Such indemnity would not extend to intentionally wrongful acts including fraud, appropriation, self dealing or patent conflicts of interest. The Articles and By-Laws were being filed as Exhibit items.

     Item 25.  Other Expenses of Issuance & Distribution.   Cascade
does not know of any accrued or to be accrued expenses of issuance and distribution other than as outlined in the foregoing prospectus. The present estimates of offering expenses are incorporated as costs for registration, including: fees, legal, accounting, printing and miscellaneous in the aggregate amount of $30,000 as paid from proceeds of the earlier Private Placement.

     Item 26.  Recent Sales of Unregistered Securities.   Cascade
believes that in the body of this prospectus it has described all shares issued from the date of inception of Cascade. In summary of that disclosure, Cascade represents the only shares originally issued were to its founders and principals, Mr. Steven Madsen, Mr. Dennis Madsen and Mr. Donald Baird. Subsequently all shares issued to them are the same shares set forth in the chart showing securities held by management and are deemed exempted transactions under section 4(2) of the Securities Act of 1933 as initial capital contributions. The subsequent Private Placement Offering to 32 individuals was deemed exempt from registration as a Rule 506 Private Placement. The shares issued were common voting stock of the issuer. The following table summarized these transactions:



Name/                   Number    Acquisition  Price Per   Consideration
Shareholder             of Shares      Date     Share
--------------------  -----------  ----------  ---------  -------------------

Mr. Steven G. Madsen    480,000    1999-2000    $0.15     Cash, Assets,
  (Founder)                                               Products and
                                                          Services

Mr. Dennis Madsen        10,000    1998         $0.10     Development
  (Founder)                                               Effort & Cash

Mr. Donald H. Baird      10,000    1998         $0.10     Development Efforts
  (Founder)

Private Placement     1,000,658   February 5,   $0.10     Cash or Note
 Rule 506                           2001                   Conversion


   Item 27.  Index of Exhibits:

   Financial Statements for the year ending December 31, 2000 and the three
   months ended March 31, 2001.    (Attached to Prospectus)

   Exhibit Item 3 - Articles of Incorporation and By-Laws -(Previously Filed)

   Exhibit Item 3A - Articles of Amendment - Change of Name (Previously Filed)


                                26

     Exhibit Item 5 - Supplemental Attorney Letter in re Legality -
                       (Nevada Counsel) (Supplemental Filed Herewith)

     Exhibit Item 23A - Consent of Hansen, Barnett & Maxwell -
                         (Filed Herewith)

     Exhibit Item 23B - Consent of Legal Counsel - (Nevada Counsel)
                         (Previously Filed)

     Item 28.  Undertakings.  The undersigned registrant hereby undertakes:
     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. This includes:

           a. For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           b. The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (iv) To the extent this issuer requests acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, it will include the following in the appropriate portion of the prospectus:

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                27



                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2/A and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah on July 19, 2001



(Registrant)    Cascade Sled Dog Adventures, Inc.




     /s/ Steven B. Madsen
     ---------------------------------
By:  Steven B. Madsen, Its President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


BY:    MR. STEVEN B. MADSEN

(Signature)  /s/ Steven B. Madsen
            --------------------------
(Title)     Director, CEO, President

(Date)      July 19, 2001
            --------------------------

BY:  MR. DENNIS G. MADSEN,

(Signature)   /s/ Dennis G. Madsen
            ---------------------------
(Title)   Director, Treasurer, Chief Financial and Accounting Officer

(Date)     July 19, 2001
           ----------------------------

BY:     MR. DONALD H. BAIRD

(Signature)

(Title)        Director, Secretary

(Date)                 ,2001



                                28


                          INDEX OF EXHIBITS

   Financial Statements for the year ending December 31, 2000 and the three
   months ended March 31, 2001.    (Attached to Prospectus)

   Exhibit Item 3  - Articles of Incorporation and By-Laws -(Previously Filed)

   Exhibit Item 3A - Articles of Amendment - Change of Name (Filed Herewith)

   Exhibit Item 5 - Supplemental Attorney Letter in re Legality -
                       (Nevada Counsel) (Supplemental Filed Herewith)

   Exhibit Item 23A - Consent of Hansen, Barnett & Maxwell -
                         (Filed Herewith)

   Exhibit Item 23B - Consent of Legal Counsel - (Nevada Counsel)
                         (Previously Filed)


                                 29


                CASCADE SLED DOG ADVENTURES, INC.
                  (A Development Stage Company)



                  INDEX TO FINANCIAL STATEMENTS


                                                                    Page

  Report of Independent Certified Public Accountants                 F-2

  Balance Sheets - March 31, 2001(Unaudited) and December
   31, 2000                                                          F-3

  Statements of Operations for the Three Months Ended March
   31, 2001 and 2000 and for the Cumulative Period from
   May 1, 1998 (Date of Inception) through March 31, 2001
   (Unaudited)                                                       F-4

  Statements of Operations for the Years Ended December 31,
   2000 and 1999 and for the Cumulative Period from May 1, 1998
   (Date of Inception) through December 31, 2000                     F-5

  Statements of Stockholders' Equity (Deficit) for the Cumulative
   Period from May 1, 1998  (Date of Inception) through December
   31, 2000 and for the Three Months Ended March 31, 2001
   (Unaudited)                                                       F-6

  Statements of Cash Flows for the Three Months Ended March 31,
   2001 and 2000 and for the Cumulative Period from May 1, 1998
   (Date of Inception) through March 31, 2001 (Unaudited)            F-7

  Statements of Cash Flows for the Years Ended December 31, 2000
   and 1999 and for the Cumulative Period from May 1, 1998 (Date
   of Inception) through December 31, 2000                           F-8

  Notes to Financial Statements                                      F-9

                                F-1


  HANSEN, BARNETT & MAXWELL
  A Professional Corporation
 CERTIFIED PUBLIC ACCOUNTANTS

                                                      (801) 532-2200
Member of AICPA Division of Firms                    Fax (801) 532-7944
      Member of SECPS                            345 East 300 South, Suite 200
Member of Summit International Associates, Inc. Salt Lake City, Utah 84111-2693
                                                       www.hbmcpas.com


          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and the Stockholders
Cascade Sled Dog Adventures, Inc.

We have audited the accompanying balance sheet of Cascade Sled Dog Adventures, Inc. (a development stage company) as of December 31, 2000 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2000 and 1999 and for the cumulative period from May 1, 1998 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cascade Sled Dog Aventures, Inc. as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the cumulative period from May 1, 1998 (date of inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and negative cash flows from operating activities, and, as of December 31, 2000, had an accumulated deficit, a working capital deficiency and a capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                   /s/ Hansen, Barnett & Maxwell
                                   -----------------------------
                                   HANSEN, BARNETT & MAXWELL

March 11, 2001
Salt Lake City, Utah

                                F-2


                   CASCADE SLED DOG ADVENTURES, INC.
                     (A Development Stage Company)
                            BALANCE SHEETS

                                                 March 31,  December 31,
                                                    2001        2000
                                                 ----------  ----------
                                                (Unaudited)

                                        ASSETS
Current Assets
   Cash                                          $    1,442  $      740
                                                 ----------  ----------
      Total Current Assets                            1,442         740
                                                 ----------  ----------
Equipment
   Equipment                                         69,592      60,962
   Less: Accumulated depreciation                   (13,484)    (10,742)
                                                 ----------  ----------
      Net Equipment                                  56,108      50,220
                                                 ----------  ----------
Deferred Offering Costs                                   -      20,000
                                                 ----------  ----------
Total Assets                                     $   57,550  $   70,960
                                                 ==========  ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
   Accrued offering costs                        $        -  $   20,000
   Accrued compensation                                   -       6,000
   Accrued interest payable                              20       1,777
   Convertible notes payable to related parties       1,100      22,100
   Convertible notes payable                              -      24,000
                                                 ----------  ----------
      Total Current Liabilities                       1,120      73,877
                                                 ----------  ----------
Stockholders' Equity (Deficit)
   Class "A" non-voting preferred stock -
    $0.001 par value; 5,000,000 shares
    authorized; no shares issued or outstanding           -           -
   Common stock - $0.001 par value; 25,000,000
    shares authorized; 1,500,658 shares and
    500,000 shares issued and outstanding,
    respectively                                      1,501         500
   Additional paid-in capital                       144,791      73,949
   Deficit accumulated during the development
    stage                                           (89,862)    (77,366)
                                                 ----------  ----------
      Total Stockholders' Equity (Deficit)           56,430      (2,917)
                                                 ----------  ----------
Total Liabilities and Stockholders' Equity
 (Deficit)                                       $   57,550  $   70,960
                                                 ==========  ==========

The accompanying notes are an integral part of these financial statements.

                                F-3


                    CASCADE SLED DOG ADVENTURES, INC.
                      (A Development Stage Company)
                        STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                                                                For the
                                                              Period From
                                                              May 1, 1998
                                                               (Date of
                                       For the Three Months    Inception)
                                          Ended March 31,       Through
                                       ----------------------   March 31
                                          2001        2000        2001
                                       ----------  ----------  ----------

Revenues                               $      100  $        -  $      500
                                       ----------  ----------  ----------
Operating Expenses
  General and administrative                7,392         151      61,157
  Dog maintenance                           2,461           -      13,944
  Depreciation                              2,743       1,752      13,484
                                       ----------  ----------  ----------
     Total Operating Expenses              12,596       1,903      88,585
                                       ----------  ----------  ----------
Interest Expense                                -           -       1,777
                                       ----------  ----------  ----------
Net Loss                               $  (12,496) $   (1,903) $  (89,862)
                                       ==========  ==========  ==========
Basic and Diluted Loss
   Per Common Share                   $     (0.01) $        -
                                      ===========  ==========

Basic and Diluted Weighted Average
   Number of Common Shares Used
   In Per Share Calculations            1,144,868     445,735
                                      ===========  ==========

The accompanying notes are an integral part of these financial statements.

                                F-4


                    CASCADE SLED DOG ADVENTURES, INC.
                      (A Development Stage Company)
                        STATEMENTS OF OPERATIONS


                                                              For the
                                                             Period from
                                                             May 1, 998
                                                              (Date of
                                           For the Years      Inception)
                                         Ended December 31,     Through
                                       ---------------------- December 31,
                                          2000        1999        2000
                                       ----------  ----------  ----------

Revenues                               $      400  $        -  $      400
                                       ----------  ----------  ----------
Operating Expenses
  General and administrative               24,416      28,350      53,765
  Dog maintenance                           1,472       6,000      11,483
  Depreciation                              8,235       2,177      10,741
                                       ----------  ----------  ----------
     Total Operating Expenses              34,123      36,527      75,989
                                       ----------  ----------  ----------
Interest Expense                            1,777           -       1,777
                                       ----------  ----------  ----------
Net Loss                               $  (35,500) $  (36,527) $  (77,366)
                                       ==========  ==========  ==========
Basic and Diluted Loss
  Per Common Share                     $    (0.08) $    (0.41)
                                       ==========  ==========

Basic and Diluted Weighted Average
  Number of Common Shares Used
  In Per Share Calculations               472,912      89,871
                                       ==========  ==========

The accompanying notes are an integral part of these financial statements.

                                F-5


                    CASCADE SLED DOG ADVENTURES, INC.
                      (A Development Stage Company)
              STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                        Deficit
                                                                                      Accumulated    Total
                                           Common Stock        Additional Receivable  During the Stockholders'
                                       ----------------------   Paid-in      from     Development   Equity
                                         Shares      Amount     Capital   Shareholder    Stage     (Deficit)
                                       ----------  ----------  ----------  ----------  ----------  ----------
Balance - May 1, 1998 (Date of
 Inception)                                     -  $        -  $        -  $        -  $        -  $        -

Stock issued for a receivable from
  shareholder, May 30, 1998,
  $0.10 per share                          10,000          10         990      (1,000)          -           -
Stock issued for services, May 30,
  1998, $0.10 per share                    10,000          10         990           -           -       1,000
Stock issued for cash, December 31,
  1998, $0.15 per share                    26,574          26       3,984           -           -       4,010
Net loss                                        -           -           -           -      (5,339)     (5,339)
                                       ----------  ----------  ----------  ----------  ----------  ----------
Balance - December 31, 1998                46,574          46       5,964      (1,000)     (5,339)       (329)

Stock issued for purchase of assets
  paid for by shareholder, September
  1, 1999 and December 31, 1999,
  $0.15 per share                         289,484         290      43,404           -           -      43,694
Stock issued for cash, December 31,
  1999, $0.15 per share                   109,317         109      16,391           -           -      16,500
Net loss                                        -           -           -           -     (36,527)    (36,527)
                                       ----------  ----------  ----------  ----------  ----------  ----------
Balance - December 31, 1999               445,375         445      65,759      (1,000)    (41,866)     23,338

Cash received in satisfaction of
  receivable from shareholder,
  March 20, 2000                                -           -           -       1,000           -       1,000
Stock issued for cash, June 30,
  2000, $0.15 per share                    11,461          12       1,718           -           -       1,730
Stock issued for payment by
  shareholder of operating expenses,
  June 30, 2000, $0.15 per share           43,164          43       6,472           -           -       6,515
Net loss                                        -           -           -           -     (35,500)    (35,500)
                                       ----------  ----------  ----------  ----------  ----------  ----------
Balance - December 31, 2000               500,000         500      73,949           -     (77,366)     (2,917)

Stock issued for conversion of
  notes payable and notes payable
  to related party, February 5,
  2001, $0.10 per share (unaudited)       450,000         450      46,327           -           -      46,777
Stock issued for payment by
  shareholder of operating expenses,
  February 5, 2001, $0.10 per share
  (unaudited)                               8,158           8         808           -           -         816
Stock issued for cash, February 5,
  2001, $0.10 per share, net of
  $30,000 offering costs (unaudited)      542,500         543      23,707           -           -      24,250
Net loss (unaudited)                            -           -           -           -     (12,496)    (12,496)
                                       ----------  ----------  ----------  ----------  ----------  ----------
Balance - March 31, 2001 (Unaudited)    1,500,658  $    1,501  $  144,791  $        -  $  (89,862) $   56,430
                                       ==========  ==========  ==========  ==========  ==========  ==========

The accompanying notes are an integral part of these financial statements.

                                F-6


                    CASCADE SLED DOG ADVENTURES, INC.
                      (A Development Stage Company)
                        STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
                                                                     For the
                                                                   Period From
                                                                   May 1, 1998
                                                                    (Date of
                                            For the Three Months   (Inception)
                                              Ended March 31,        Through
                                           ----------------------   March 31,
                                              2001        2000        2001
                                           ----------  ----------  ----------
Cash Flows From Operating Activities
  Net loss                                 $  (12,496) $   (1,903) $  (89,862)
  Adjustments to reconcile net loss to
   net cash used in operating activities:
     Depreciation                               2,743       1,752      13,484
     Stock issued for expenses paid
      by shareholder                              816           -       8,331
     Changes in current assets and
      liabilities:
        Accrued compensation                   (6,000)          -           -
        Accrued interest payable                   20           -       1,797
                                           ----------  ----------  ----------
  Net Cash Used In Operating Activities       (14,917)       (151)    (66,250)
                                           ----------  ----------  ----------
Cash Flows From Investing Activities
  Purchase of property and equipment           (8,631)     (1,000)    (25,898)
                                           ----------  ----------  ----------
  Net Cash Used In Investing Activities        (8,631)     (1,000)    (25,898)
                                           ----------  ----------  ----------
Cash Flows From Financing  Activities
  Proceeds from notes payable to
   related parties                                  -           -      22,100
  Proceeds from notes payable                       -           -      24,000
  Proceeds from issuance of common stock       24,250       1,051      47,490
  Collection of receivable from
   shareholder                                      -           -           -
                                           ----------  ----------  ----------
  Net Cash Provided By Financing Activities    24,250       1,051      93,590
                                           ----------  ----------  ----------
Net Change In Cash and Cash Equivalents           702        (100)      1,442

Cash - Beginning of Period                        740         150           -
                                           ----------  ----------  ----------
Cash - End of Period                       $    1,442  $       50  $    1,442
                                           ==========  ==========  ==========
Supplemental Cash Flow Information
  Interest paid                            $        -  $        -  $        -

Non Cash Investing and Financing Activities:
  Stock issued for contribution of assets  $        -  $   43,694  $   43,694
  Notes payable to related parties
   converted into common stock                 22,100           -      22,100
  Notes payable converted into common stock    24,000           -      24,000


The accompanying notes are an integral part of these financial statements.

                                F-7


                    CASCADE SLED DOG ADVENTURES, INC.
                      (A Development Stage Company)
                        STATEMENTS OF CASH FLOWS


                                                                   For the
                                                                 Period From
                                                                 May 1, 1998
                                                                  (Date of
                                               For the Years      Inception)
                                             Ended December 31,     Through
                                           ---------------------- December 31,
                                              2000        1999        2000
                                           ----------  ----------  ----------
Cash Flows From Operating Activities
  Net loss                                 $  (35,500) $  (36,527) $  (77,366)
  Adjustments to reconcile net  loss to
    net cash used in operating activities:
     Depreciation                               8,235       2,177      10,741
     Stock issued for expenses paid
      by shareholder                            6,515           -       7,515
     Changes in current assets and
      liabilities:
        Accrued compensation                  (12,000)     18,000       6,000
        Accrued interest payable                1,777           -       1,777
                                           ----------  ----------  ----------
  Net Cash Used In Operating Activities       (30,973)    (16,350)    (51,333)
                                           ----------  ----------  ----------
Cash Flows From Investing Activities
  Purchase of property and equipment          (17,267)          -     (17,267)
                                           ----------  ----------  ----------
  Net Cash Used In Investing Activities       (17,267)          -     (17,267)

Cash Flows From Financing  Activities
  Proceeds from notes payable to related
   parties                                     22,100           -      22,100
  Proceeds from notes payable                  24,000           -      24,000
  Proceeds from issuance of common stock        1,730      16,500      23,240
  Collection of receivable from shareholder     1,000           -           -
                                           ----------  ----------  ----------
  Net Cash Provided By Financing Activities    48,830      16,500      69,340
                                           ----------  ----------  ----------
Net Change In Cash and Cash Equivalents           590         150         740

Cash - Beginning of Period                        150           -           -
                                           ----------  ----------  ----------
Cash - End of Period                       $      740  $      150  $      740
                                           ==========  ==========  ==========
Supplemental Information
  Interest paid                            $        -  $        -  $        -

Non Cash Investing and Financing Activities:
  Deferred offering cost accrued           $   20,000  $        -  $   20,000
  Stock issued for contribution of assets           -      43,694      43,694


The accompanying notes are an integral part of these financial statements.

                                F-8


                    CASCADE SLED DOG ADVENTURES, INC.
                      (A Development Stage Company)
                      NOTES TO FINANCIAL STATEMENTS
             (Information with Respect to March 31, 2001 and
      The Three Months Ended March 31, 2000 and 1999 is Unaudited)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING POLICIES

Organization and Nature of Operations - Cascade Sled Dog Adventures, Inc. (the "Company") was incorporated under the laws of the State of Nevada on May 1, 1998 as Novanet Inetnational, Inc. Upon incorporation, the business concept and assets of Dogsport Enterprises, which had been operating as a sole proprietorship, were transferred to the Company at an historical cost of zero. No shares were issued to the former proprietor at that time and there were no material operations of the proprietorship prior to May 1, 1998. The Company's operations are currently limited to making the necessary preparations to provide dog sled expedition tours and investigating business opportunities which appear to have profitable potential for the Company. Through March 31, 2001, the Company has led a limited number of dog sled expedition tours. The accompanying financial statements include the operations of Dogsport Enterprises from its inception. On May 3, 2001, the name of the Company was changed to Cascade Sled Dog Adventures, Inc.

Interim Financial Statements-The accompanying financial statements for the three months ended March 31, 2001 and 2000 are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. The results of operations for the three-month period ended March 31, 2001 are not necessarily indicative of the operating results to be expected for the full year.

Business Condition - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplates continuation of the Company as a going concern. The Company has suffered losses from operations of $12,496 during the three months ended March 31, 2001 and $35,500 and $36,527 during the years ended December 31, 2000 and 1999, respectively, and has had negative cash flows from operations of $14,917 during the three months ended March 31, 2001 and $30,973 and $16,350 during the years ended December 31, 2000 and 1999, respectively. As of March 31, 2001 and December 31, 2000, the Company had accumulated deficits of $89,862 and $77,366, respectively, had a working capital deficiency at December 31, 2000 of $73,137 and a capital deficiency of $2,917. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent upon its ability to raise additional capital or other financing, and to achieve profitable operations. Management believes the impact of these conditions will be mitigated by marketing the Company's expedition services and has obtained the necessary permits to use private forest land and has contracted with a booking agency. During February 2001, the Company raised $24,250 cash from the issuance of common stock, net of $30,000 in costs of the offering, and converted $45,000 in notes payable to related parties and to others into common stock. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment - Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three to ten years. Maintenance and repairs of equipment are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition of equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operation. Equipment consisted of the following:

                                F-9


                                            March 31,  December 31,
                                               2001        2000
                                            ----------  ----------
     Vehicles and snow equipment            $   40,628  $   35,273
     Computers and software                      3,014       3,014
     Dogs                                        3,000           -
     Kennels                                    22,950      22,675
                                            ----------  ----------
          Total                             $   69,592  $   60,962
                                            ==========  ==========

Depreciation expense for the three months ended March 31, 2001 and 2000 was $2,743 and $1,752 respectively, and for the years ended December 31, 2000 and 1999 depreciation was $8,235 and $2,177, respectively.

Deferred Offering Costs - The Company deferred the recognition of costs relating to its private placement offering until the offering was closed. During the year ended December 31, 2000 and the three months ended March 31, 2001, offering costs of $20,000 and $10,000, respectively, were incurred and were recognized during February 2001 as a reduction from proceeds of the offering.

Income Taxes - The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between financial statement amounts of certain assets and liabilities and their respective tax bases and for operating loss carry forwards. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences and loss carry forwards are expected to be recovered or settled. Deferred tax assets have reduced by a valuation allowance to the extent that uncertainty exists as to whether the deferred tax assets will ultimately be realized.

Basic and Diluted Loss Per Common Share - Basic loss per common share is computed by dividing net loss by the weighted average numberof common shares outstanding during each period. Diluted loss per share reflects the potential dilution which could occur if all convertible notes payable were converted into common stock. In the Company's present position, diluted loss per share is the same as basic loss per share because convertible notes payable, convertible into 450,000 and zero shares at December 31, 2000, and March 31, 2001, respectively, would have an anti-dilutive effect on loss per common share and were excluded from the calculation of diluted loss per common share.

NOTE 2 - CONVERTIBLE NOTES PAYABLE

During October, 2000, investors advanced a total of $24,000 to the Company to meet operating expenses under the terms of notes payable. The notes bore interest at 10% and were convertible, together with accrued interest at the option of the note holders into common shares. During February 2001, the notes were converted, together with $400 accrued interest, into 240,000 common shares, at $0.10 per share.

                                F-10

NOTE 3 - CONVERTIBLE NOTES PAYABLE TO RELATED PARTY

During October, 2000, officers advanced $22,100 to the Company to meet operating expenses under the terms of notes payable. The notes bore interest at 10% and were convertible, together with accrued interest at the option of the note holders into common shares. During February 2001, notes in the amount of $21,000 were converted, together with $1,377 accrued interest, into 210,000 common shares, at $0.10 per share. Following this conversion, $1,100 in notes payable to related parties remain outstanding.

NOTE 4 - COMMON STOCK

During the period ended December 31, 1998, the Company issued 10,000 shares of common stock to a shareholder for a note receivable of $1,000, or $0.10 per share. This note receivable was collected during the year ended December 31, 2000. During 1998, the Company issued 10,000 common shares for organizational services valued at $1,000, or $0.10 per share. The Company also issued 26,574 shares of common stock during 1998 for the payment by the shareholder of $4,010 in operating expenses. The stock issued was valued at $4,010, or $0.15 per share, based upon the cash value of the payments by the shareholder.

During the year ended December 31, 1999, the Company issued 289,484 shares of common stock to a shareholder for equipment with a cost of $43,694 purchased by the Company but paid for by the shareholder. The
Company also issued 109,317 common shares to the same shareholder for cash proceeds of $16,500, or $0.15 per share.

During the year ended December 31, 2000, the Company issued 54,625 common shares to a shareholder of the Company who paid $6,515 for operational expenses of the Company and contributed another $1,730 cash to the Company to meet current expenses.

During February 2001, the Company closed its private placement offering and issued 992,500 common shares upon receiving cash proceeds of $24,250, net of $30,000 in offering costs, conversion of $21,000 in notes payable to related parties, together with accrued interest of $1,377, and conversion of notes payable in the amount of $24,000 together with accrued interest of $400. In addition, 8,158 common shares were issued as part of the offering for $816 of expenses advanced by an officer.

NOTE 5 - INCOME TAXES

The components of the net deferred tax assets at December 31, 2000 were as follows:

     Operating loss carry forwards     $  28,858
     Valuation allowance                 (28,858)
                                       ---------
     Net Deferred Tax Asset            $       -
                                       =========


                                F-11

There was no provision for or benefit from income taxes during any period presented. The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the provision for income tax for the years ended December 31, 2000 and 1999:

                                              2000         1999
                                           ----------   ----------
Tax benefit at statutory rate (34%)        $  (12,070)  $  (12,420)
State taxes, net of federal benefit            (1,172)      (1,205)
Change in valuation allowance                  13,242       13,625
                                           ----------   ----------
  Provision for Income Taxes               $        -   $        -
                                           ==========   ==========

The Company has net operating loss carry forwards as of December 31, 2000 of $89,862 that expire in 2018 through 2019.

NOTE 6 - RELATED PARTY TRANSACTIONS

During 2000, the Company purchased a van from an officer and paid $4,000 cash for the van. The cost of the van approximated the fair value at the date of the purchase.

NOTE 7 - COMMITMENTS

During 2000, the Company contracted with Mt. Saint Helens Tours, Inc. (MSHTI) to provide dog sled tours on private forest property on which MSHTI has permits to use. Under the agreement, the Company would provide a dog sled and driver team to customers for which MSHTI arranged tours. MSHTI booked no tours during the 2000-2001 season. No contracts have been established yet for the upcoming 2001-2002 season.


                                F-12